Exhibit 99.1:
JOINT PRESS RELEASE
For Immediate Release

Contacts:	Gateway Financial Holdings, Inc.
D. Ben Berry
Chairman and Chief Executive Officer
Telephone: (757) 422-8000

The Bank of Richmond, N.A.
Rex L. Smith III
President and Chief Executive Officer
Telephone: (804) 288-7151
GATEWAY FINANCIAL HOLDINGS, INC. TO ACQUIRE THE BANK OF RICHMOND, N.A.
Virginia Beach, Virginia, January 10, 2007 – Gateway Financial Holdings, Inc., the holding company for Gateway Bank & Trust Co. (Nasdaq Global Market: GBTS), and The Bank of Richmond, N.A. (OTC Bulletin Board: BRCH) jointly announced today that the board of directors of each company approved the execution of, and the parties have executed, a definitive agreement in which Gateway Financial Holdings will acquire The Bank of Richmond, N.A. in a floating exchange of cash and stock. The transaction will provide Gateway Financial Holdings entrance into the demographically attractive Richmond market area and will significantly add to Gateway Financial Holdings’ existing Virginia footprint.
The Bank of Richmond, founded in 1999 and headquartered in Richmond, Virginia, operates six community banking offices in the Richmond metropolitan area and one loan production office in Charlottesville, Virginia. As of September 30, 2006, The Bank of Richmond had total assets of $168.4 million, deposits of $149.1 million, net loans of $146.1 million, and stockholders’ equity of $18.3 million.
D. Ben Berry, chairman and chief executive officer of Gateway Financial Holdings, stated, “We look forward to The Bank of Richmond joining Gateway Financial Holdings. The Bank of Richmond is a quality institution and is highly regarded in its local markets. They have a strong track record of producing superior financial returns for their stockholders and are committed to the same philosophy of quality and service. Their strong management team and significant market experience will provide Gateway Financial Holdings with a meaningful entrance into the Richmond market.”
Rex L. Smith III, president and chief executive officer of The Bank of Richmond, stated, “Our decision to combine with Gateway Financial Holdings was carefully considered in light of the interests of our stockholders, customers, and employees. We are pleased to be joining an institution that has demonstrated a genuine commitment to quality customer service.”

Gateway Financial Holdings will acquire all of the outstanding shares of The Bank of Richmond for a total purchase price of approximately $55.8 million. Under the terms of the merger agreement, The Bank of Richmond stockholders will receive either $30.05 per share in cash or Gateway Financial Holdings common stock of comparable value, subject to certain collar provisions, as determined by a pricing period. Pursuant to the terms of the merger agreement, stockholders of The Bank of Richmond will have the opportunity to elect to receive cash, shares of Gateway Financial Holdings common stock, or a combination of cash and shares of Gateway Financial Holdings common stock subject to the allocation and proration procedures set forth in the merger agreement which are intended to ensure that, in the aggregate, 50% of the total merger consideration will be cash and 50% of the total merger consideration will be Gateway Financial Holdings common stock.
The merger is anticipated to close on May 31, 2007 and is conditioned on receiving the requisite regulatory and stockholder approvals. Pursuant to the terms of the merger agreement, The Bank of Richmond will merge with and into Gateway Bank & Trust Co. with Gateway Bank & Trust Co. as the surviving bank. It is anticipated that, subsequent to the completion of the merger, The Bank of Richmond branch offices will operate under the name “The Bank of Richmond, a division of Gateway Bank & Trust Co.” Rex L. Smith III will be president of The Bank of Richmond division. The transaction is expected to be non-dilutive to earnings in the first year and accretive to earnings in the second year based on conservative cost saving assumptions.
Gateway Financial Holdings will host a conference call for investors, analysts and other interested parties on Thursday, January 11, 2007, at 10:00 a.m., Eastern Standard Time, to discuss the transaction. All interested parties are welcome to access the conference call by dialing (877) 407-8033, (no pass code required), and participants are asked to call in a few minutes prior to the call in order to register for the event. Gateway Financial Holdings has prepared an investor presentation to accompany the conference call. During and after the conference call, the investor presentation can be accessed on Gateway Financial Holdings’ website at www.gwfh.com under Investor Relations. A replay of the call will be available until January 31, 2007 by calling 877-660-6853, and using pass code # 286, and conference ID #226921.
Gateway Financial Holdings, Inc. is the holding company of Gateway Bank & Trust Co., a full-service community bank with a total of 24 offices — 13 in Virginia: Virginia Beach (7), Chesapeake (3), Suffolk, Norfolk and Emporia; and 11 in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh and a private banking center in Raleigh, North Carolina. Gateway Bank & Trust Co. also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. Gateway Financial Holdings’ common stock is listed on the Nasdaq Global Market under the trading symbol “GBTS.” Additional information about Gateway Financial Holdings is available on its website at www.gwfh.com.
Ryan Beck & Co. acted as financial advisor to Gateway Financial Holdings and Keefe, Bruyette & Woods, Inc. acted as financial advisor to The Bank of Richmond.

This press release contains forward looking statements with respect to financial condition, results of operations and business of Gateway Financial Holdings, Inc. and The Bank of Richmond, N.A. and assuming the consummation of the transaction, a combined Gateway Financial Holdings and The Bank of Richmond, including statements relating to: (i) the cost savings and revenue enhancements and accretion that will be realized from the merger; and (ii) the one-time charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i) expected cost savings from the merger cannot be fully realized or realized within the expected time; (ii) revenues following the merger are lower than expected; (iii) required governmental and stockholder approvals are not obtained or are delayed and the merger is not completed on the expected timeframe ; (iv) the integration of the business of Gateway Financial Holdings and The Bank of Richmond costs more, takes longer or is less successful than expected; (v) the cost of additional capital is more than expected; (vi) changes in the interest rate environment reduce interest margins; (vii) general economic conditions, either nationally or in the state in which the combined company will be doing business, are less favorable than expected; (viii) customer and employee relationships and business operations are disrupted by the merger; and (ix) changes occur in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. Neither Gateway Financial Holdings nor The Bank of Richmond assume any obligation to update forward looking statements.
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